As filed with the Securities and Exchange Commission on May 31, 1994
                            Registration No. 33-
 ==========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                 FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                         ________________________

                   COMPUTER ASSOCIATES INTERNATIONAL, INC.
           (Exact name of Registrant as specified in its Charter)
                         ________________________

                 Delaware                          13-2857434
   (State or other jurisdiction of   (I.R.S. Employer Identification No.)
   incorporation or organization)
                         ________________________

         One Computer Associates Plaza              11788-7000
         Islandia, New York
         (Address of principal executive offices)   (Zip Code)
                         ________________________

                   COMPUTER ASSOCIATES INTERNATIONAL, INC.
             1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                         (Full title of the plan)
                        ________________________

       PETER SCHWARTZ, Senior Vice President - Chief Financial Officer
                 COMPUTER ASSOCIATES INTERNATIONAL, INC.
        One Computer Associates Plaza, Islandia, New York 11788-7000
                 (Name and address of agent for service)
                             (516) 342-5224
        (Telephone number, including area code, of agent for service)
                      ________________________
                   CALCULATION OF REGISTRATION FEE
 ==========================================================================

                                         Proposed  Proposed
    Title of                             Maximum   Maximum
    Securities             Amount        Offering  Aggregate     Amount of
    to be                  to be         Price Per Offering      Registration
    Registered             Registered(1) Unit(2)   Price(2)      Fee
 Common Stock, $.10 par    100,000 shs   $37.125   $3,712,500.00 $1,281.00
 value per share, together
 with the associated right
 to purchase shares of
 Series One Junior
 Participating Preferred
 Stock, Class A, without
 par value.
 ===========================================================================

 (1) Rights are attached to and trade with the Registrant's Common Stock and are issued for no additional consideration. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock. No additional registration fee is required.

 (2) Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(g) on the basis of the price at which stock of the same class sold on the New York Stock Exchange on May 25, 1994.

                                   PART II


Item 3.     Incorporation of Documents by Reference.

            The documents listed in (a) through (c) below are hereby incorporated by reference in this Registration Statement:

            (a) The Registrant's annual report on Form 10-K for its fiscal year ended March 31, 1994 filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above; and

            (c) The description of the Registrant's common stock, par value $.10 per share outlined in the Registrant's registration statement on Form 8-A filed under the Exchange Act, which in turn incorporates by reference the description in the Registrant's Registration Statement on Form S-1 (Registration No. 2-74618) filed under the Securities Act of 1933, as amended, including any amendment or report filed for the purpose of updating such description.



Item 4.     Description of Securities.

            Not Applicable.



Item 5.     Interests of Named Experts and Counsel.

            Gary E. Martinelli, a director of Registrant, is the principal officer and director and sole shareholder of Gary E. Martinelli & Associates, P.C., a law firm which represents the Registrant and which rendered the opinion as to the legality of the Registrant's common stock to be issued pursuant hereto. In fiscal year 1994, legal fees in the aggregate amount of approximately $99,000 were paid by Registrant to Gary E. Martinelli & Associates, P.C. Mr. Martinelli is the beneficial owner of 24,400 shares of Registrant's Common Stock.

Item 6.    Indemnification of Directors and Officers.

            As permitted by Section 145 of the Delaware General Corporation Law, Article NINTH of the Registrant's Restated Certificate of Incorporation, as amended, provides:

            "The Corporation shall to the fullest extent permitted by Section
             145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person."

            The Registrant's Restated Certificate of Incorporation, as amended, also limits the personal liability of directors for monetary damages in certain instances and eliminates director liability for monetary damages arising from any breach of the director's duty of care.

            The Registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant's Restated Certificate of Incorporation, as amended.


Item 7.     Exemption from Registration Claimed.

            Not Applicable.



Item 8.     Exhibits.

            See the Exhibits Index attached hereto.
       4
Item 9.    Undertakings.

A.    The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the Town of Islip, County of Suffolk and State of New York on the 31st day of May, 1994.

                           COMPUTER ASSOCIATES INTERNATIONAL, INC.


                           By   Peter Schwartz
                             --------------------------------------------
                                Peter Schwartz
                                Senior Vice President-Chief Financial Officer



                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles B. Wang and Peter Schwartz, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:
           Name                                Title                Date


_Charles B. Wang________           Chairman of the Board        May  31, 1994
(Charles B. Wang)              (Principal Executive Officer)


_Peter Schwartz_________       Senior Vice President-Chief      May  31, 1994
(Peter Schwartz)               Financial Officer  (Principal
                               Financial and Accounting Officer)

_Russell M. Artzt_______                Director                May  31, 1994
(Russell M. Artzt)


_Willem F. P. de Vogel__                Director                May  31, 1994
(Willem F. P. de Vogel)


_Irving Goldstein_______                Director                May  31, 1994
(Irving Goldstein)


_Richard A. Grasso______                Director                May  31, 1994
(Richard A. Grasso)

_Sanjay Kumar___________                Director                May  31, 1994
(Sanjay Kumar)


_Edward C. Lord_________                Director                May  31, 1994
(Edward C. Lord)


_Gary E. Martinelli_____                Director                May  31, 1994
(Gary E. Martinelli)

                              INDEX TO EXHIBITS

                                                                 Exhibits to
Exhibit Number           Description                             This Report
     5                   Opinion of Gary E. Martinelli &          Exhibit A
                         Associates, P.C. as to the legality
                         of the shares being offered

    23                   Consents of Experts and Counsel          Exhibit B
    23.1                 Consent of Ernst & Young

    23.2                 Consent of Gary E. Martinelli &          Filed as
                         Associates, P.C. (contained in its       Exhibit A
                         opinion in Exhibit 5)                    hereto

    99                   Additional Exhibits

    99.1                 Computer Associates International, Inc.  Exhibit C
                         1993 Stock Option Plan for Non-Employee
                         Directors (the "Directors Plan")

    99.2                 Amendment No. 1 to the Directors Plan    Exhibit D

    99.3                 Form of Stock Option Agreement           Exhibit E
                         evidencing stock options granted
                         under the Directors Plan